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                                                                   EXHIBIT 8.2


                       [LETTERHEAD OF OSLER, HOSKIN & HARCOURT]

November 20, 1998

Homestake Mining Company
650 California Street
San Francisco, California 94108-2788

Ladies and Gentlemen:

        We have acted as Canadian counsel to Homestake Mining Company, a Delaware corporation (the "Company"), in connection with certain elements of the preparation of the Registration Statement on Form S-3, File No. 333-66311, filed October 29, 1998, as amended (the "Registration Statement"), in respect of the offer by the Company to exchange HCI Exchangeable Shares for shares of the Company's Common Stock. All capitalized terms used without definition in this letter have the same meaning as in the Registration Statement.

        You have requested our opinion with respect to the accuracy of the summary included in the Registration Statement under the heading "Tax Considerations -- Canadian Federal Income Tax Considerations" (the "Canadian Tax Summary").

        In our capacity as Canadian counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, records of corporate proceedings, certificates of officers of the Company and of governmental officials and such other materials as we have considered necessary or advisable for the purposes of this opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all documents submitted to us as certified or conformed copies, photocopies or facsimiles and the authenticity of the originals of such copies.

        We have also made such investigations as we have deemed necessary or appropriate under the circumstances, and have made such examinations of law as we have deemed approptiate for the purposes of giving the opinion expressed herein.

        The opinion set forth below is based on the current provisions of the Canadian Tax Act, the regulations thereunder (the "Regulations"), our understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada") and any proposed amendments to the Canadian Tax Act and the Regulations publically announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all

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                                                                   EXHIBIT 8.2

such Proposed Amendments will be enacted in their present form. Except for the foregoing, this opinion does not address or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it address provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

        The opinion set forth below is also subject to each of the qualificaions and assumptions set forth in the Canadian Tax Summary.

        Based on the foregoing, we are of the following opinion:

        The statements concerning Canadian taxation set forth in the Canadian Tax Summary contained in the Registration Statement, to the extent that such statements represent matters of law or legal conclusions, summarize the material Canadian federal income tax consequences generally expected to result to holders of HCI Exchangeable Shares who acquire Homestake Common Stock upon the exchange of HCI Exchangeable Shares.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "SEC") as an exhibit to the Registration Statement. We further consent to the use of our name under the heading "Legal Matters" in the prospectus filed with the SEC as a part of the Registration Statement.

                                          Yours very truly,

                                   /a/ OSLER, HOSKIN & HARCOURT



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